As filed with the Securities and Exchange Commission on September 26, 2022

Registration No. 333-211840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-211840

Under

THE SECURITIES ACT OF 1933

HÖEGH LNG PARTNERS LP
(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	98-1182326
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Canon’s Court 22 Victoria Street Hamilton, HM 12 Bermuda +479-912-3443 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Höegh LNG Partners LP Long Term Incentive Plan

Höegh LNG Holdings Ltd. Phantom Unit Awards

(Full Title of the Plans)

Watson Farley & Williams LLP
250 West 55th Street
New York, New York 10019
Attention: Steven Hollander
(Name and Address of Agent for Service)

(212) 922-2200

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Catherine S. Gallagher
Baker Botts. L.L.P.
700 K Street, N.W.
Washington, D.C. 20001

(202) 639-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to that certain Agreement and Plan of Merger, dated as of May 25, 2022, by and among Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership” or the “Registrant”), Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), and Hoegh LNG Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Höegh LNG (“Merger Sub”), Merger Sub merged with and into the Partnership (the “Merger”) on September 23, 2022, with the Partnership surviving the Merger and continuing as a subsidiary of Höegh LNG.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements. Accordingly, the Registrant is filing this post-effective amendment (this “Post-Effective Amendment”) to deregister any and all securities registered under the Registration Statement on Form S-8 (File No. 333-211840), initially filed with the Securities and Exchange Commission on June 3, 2016 (the “Registration Statement”), that remain unsold or otherwise unissued as of the date hereof. Pursuant to the Registration Statement, the offering by the Registrant of the following securities was registered: 658,000 common units representing limited partner interests in the Partnership under the Höegh LNG Partners LP Long Term Incentive Plan; and 53,567 common units representing limited partner interests in the Partnership acquired by Höegh LNG from its own holdings or purchased on the open market by Höegh LNG upon the vesting of Höegh LNG Holdings Ltd. Phantom Unit Awards. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement.

This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on September 26, 2022.

HÖEGH LNG PARTNERS LP

By:	/s/ Håvard Furu
Name:	Håvard Furu
Title:	Chief Executive Officer and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478 under the Securities Act of 1933, as amended.